Exhibit 99.1

Overseas Shipholding Group

● Announces the closing of a $325 million loan to refinance debt

● Loan increases liquidity and financial flexibility

Tampa, FL – October 4, 2021 - Overseas Shipholding Group, Inc. (NYSE: OSG) (“OSG”) a provider of energy transportation services for crude oil and petroleum products in the U.S. Flag markets, today announced that it closed on a seven-year $325 million term loan credit facility with Stonebriar Commercial Finance (the “Term Loan Refinancing”). Proceeds were used to refinance and replace its existing term loan facility with The Prudential Insurance Company of America, as administrative agent, and certain other lenders, and an existing term loan with Wintrust Commercial Finance, as well as the partial refinancing of a term loan with Banc of America Leasing & Capital, LLC. The remaining proceeds, after transaction costs, will be used for general working capital purposes.

The performance of the borrowers’ obligations under the Term Loan Refinancing are guaranteed by OSG and certain other subsidiaries, and the loan contains customary representations and warranties and affirmative and negative covenants.

“We are very pleased to have completed this major refinancing that lengthens our maturity profile and provides a significant increase to the Company’s liquidity position,” noted Dick Trueblood, the Company’s Vice President and Chief Financial Officer. “OSG now has no scheduled debt maturities until September 2024. We would like to thank our existing lender Stonebriar who completed this transaction and has become our largest financial partner.”

Sam Norton, OSG’s President and CEO, commenting on the new loan facility, stated, “The series of transactions completed this week fulfill several key elements considered during the strategic review being conducted by the Company and its Board of Directors. Notably, several of OSG’s lending agreements have been consolidated under the new Term Loan Refinancing. Coordinated amendments to the remaining legacy debt agreements will result in covenant provisions being harmonized with the terms of the new facility. Looking forward through the end of 2022, available liquidity will be the principal financial compliance metric in all debt agreements. Available liquidity has been enhanced, as cash balances at the end of September were $85 million. In addition, cash required for debt service during 2022 will be reduced by approximately $10 million as compared to the requirements under our prior facilities. We believe the improving trajectory of our markets and the benefits of the completed transactions give OSG a solid platform to realize the full long-term potential of its unique and valuable operating franchise.”

Mr. Norton added, “Energy markets continue to provide evidence of strengthening demand and improving fundamentals. In line with these developments, OSG’s financial results have shown steady incremental progress as 2021 has progressed, including during the just completed third quarter. With two tankers having been activated in recent weeks and discussions with customers that indicate a likely increase in seasonal demand during the winter months ahead, we believe the recovery in our markets that we have been anticipating will become more evident as we move into the fourth quarter and new year.”

About Overseas Shipholding Group, Inc.

Overseas Shipholding Group, Inc. (NYSE: OSG) is a publicly traded company providing energy transportation services for crude oil and petroleum products in the U.S. Flag markets. OSG is a major operator of tankers and ATBs in the Jones Act industry. OSG’s 22 vessel U.S. Flag fleet consists of three crude oil tankers doing business in Alaska, two conventional ATBs, two lightering ATBs, three shuttle tankers, ten MR tankers, and two non-Jones Act MR tankers that participate in the U.S. Maritime Security Program. OSG also currently owns and operates one Marshall Islands flagged MR tanker which trades internationally.

OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in Tampa, FL. More information is available at www.osg.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts should be considered forward-looking statements. Words such as “may”, “will”, “should”, “would”, “could”, “appears”, “believe”, “intends”, “expects”, “estimates”, “targeted”, “plans”, “anticipates”, “goal”, and similar expressions are intended to identify forward-looking statements but should not be considered as the only means by which these statements may be made. Such forward-looking statements represent the Company’s reasonable expectations with respect to future events or circumstances based on various factors and are subject to various risks, uncertainties, and assumptions relating to the Company’s operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors, many of which are beyond the control of the Company, that could cause the Company’s actual results or outcomes, or the timing of certain events, to differ materially from the expectations expressed or implied in these statements, including as a result of the uncertainty associated with being able to identify, evaluate and complete any strategic transaction or alternative, the impact of the announcement of the special transaction committee’s review of strategic alternatives, as well as any strategic transaction or alternative that may be pursued, on the Company’s business, including its financial and operating results and its employees. Undue reliance should not be placed on any forward-looking statements and, when reviewing any forward-looking statements, consideration should be given to factors including, but not limited to, those factors discussed in the Company’s Annual Report on Form 10-K, filed with the SEC on April 1, 2021, and those factors discussed in the Company’s Quarterly Report on Form 10-Q, filed with the SEC on May 7, 2021. Investors should carefully consider these risk factors and the additional risk factors outlined in other reports hereafter filed by the Company with the SEC under the caption “Risk Factors.” The Company assumes no obligation to update or revise any forward-looking statements except as may be required by law. Forward-looking statements in this press release and written and oral forward-looking statements attributable to the Company or its representatives after the date of this press release are qualified in their entirety by the cautionary statement contained in this paragraph and in other reports hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Susan Allan, Overseas Shipholding Group, Inc.

(813) 209-0620

sallan@osg.com